Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Inari Medical, Inc.

Irvine, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 9, 2021, relating to the consolidated financial statements of Inari Medical, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ BDO USA, LLP

Costa Mesa, California

March 10, 2021